Exhibit 99.1

Dear Shareholder:

The financial markets experienced a fairly traumatic operating environment during the last few months. The dislocation began as mortgage loans originated to less credit worthy borrowers (“sub-prime” borrowers) were bundled with low-risk mortgages to collateralize securities which were sold to investors all over the world. Investors assumed the high credit ratings of these bundled securities were of relatively low risk, until defaults and foreclosures commenced on the more “toxic” portions of the securities. Losses accumulated, and investors’ faith in the creditworthiness of these securities and others was called into question. The businesses of packaging, selling, valuing, and trading these instruments seized up, causing ripples throughout the financial system, including curtailing investor appetite for related leverage transactions. The unknown risk exposure of large banks, leveraged hedge funds, pension funds, holders of asset-backed commercial paper, participants in credit derivative markets and others fanned the spreading contagion.

While Wall Street and Main Street may seem to rarely intersect, in this incident, there is connectivity. Marginal residential construction projects and generational low interest rates provided the raw materials and labor for the ensuing problem. The sub-prime and low-documentation “Alt-A” mortgage providers, primarily local mortgage brokers and bankers, facilitated the process. Wall Street and large banks did their part by providing delivery vehicles to investors. Speculative lending by local and regional banks, thrifts and investors provided the working capital and financing. Construction and land development (“C&D”) lending at many of our competitors and peers, at times reaching over 50% of their total loan portfolios, became powerful sources of near-term earnings for those companies, though with long-term consequences. What many bankers, analysts and investors thought were low-risk projects appear to be ventures of significant risk. The ultimate risks associated with these ventures are still works in process. The supply of homes nationwide continues to escalate as demand dwindles. As this continues, the economic impact of the housing slowdown is felt by ancillary industries (such as construction, real estate sales, furniture, appliances, and others) and on a personal level. It appears Wall Street sneezed and Main Street is catching a cold.

Our Company is not completely immune from the contagion, though we would not be considered active participants. In fact, we were nearly alone in warning the investment community beginning in March 2006 regarding our concerns regarding the banking industry’s reliance on C&D lending and our extremely small exposure to this segment. Our C&D exposure is less than one-third that of our peer average. We believe a number of our peers are not dealing directly with the issue, but potentially “papering over” the problem with hopes that it will go away. Our battle-tested experience tells us to deal directly with the issue quickly and comprehensively, even if it is a very small component of our franchise. That is the approach we are undertaking, and demonstrates a unique characteristic of our experience with credit cycles and our Company.

For the third quarter of 2007, our Company’s level of nonperforming assets was 0.58% of total assets, while at the legacy franchise, this ratio remained extremely low at 0.17% of assets. The ratio of net charge-offs as a percentage of average loans edged up slightly to 0.05% in the third quarter, a truly outstanding measure of asset quality in a very difficult environment.

During this most recent quarter, we experienced a slow down in the mortgage and title businesses as a result of some of the negative effects of the housing slowdown in August and September and seasonal factors. While we remain countercyclical in many aspects of our business relative to the rest of the country, we are not completely immune from the risks described earlier. Likewise, our shareholders felt the downward movement of the recent change in investors’ more limited appetite for bank stock investing. On year-to-date basis, our share price is down about 20%, slightly more than the 17% average decline for publicly-traded southern U.S. bank holding companies.

We were aggressive investors in our shares during the third quarter of 2007, purchasing approximately 141,000 shares at an average price of $45.16 per share. We declared a quarterly cash dividend of $0.34 per share, a 6% increase over the level paid one year ago and more than double the amount paid five years ago.

We have completed our assimilation of the Arkansas-based acquisitions and achieved great progress in our cost savings and revenue enhancement initiatives. During the quarter, we successfully completed the move, and testing of, our redundant operations to Little Rock, Arkansas, reducing a risk element that was highlighted during the unwelcome visit of the evil twin sisters, Hurricanes Katrina and Rita two years ago.

From challenges come opportunities. We are aggressively dealing with the housing-related credit issues we face in a very straightforward and aggressive manner. We consider these issues small, contained, and very manageable, and we believe we are “way ahead of the curve.” Outside of the acquired residential construction portfolio, our asset quality is extremely strong. Unlike other banks, we demonstrated a strong balance sheet growth, an improved margin, and client growth. We believe we are uniquely positioned to capitalize on opportunities as situations arise.

Thank you for your continued support of our Company and strategic direction.

Sincerely,

Daryl G. Byrd
President and Chief Executive Officer